SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This Amendment, dated as of October 31, 2005, is made by and between Exabyte Corporation, a Delaware corporation (the “Borrower”), and Wells Fargo Bank, National Association acting through its Wells Fargo Business Credit division (the “Lender”), as successor in interest to Wells Fargo Business Credit, Inc.

Recitals

The Borrower and the Lender are parties to a Credit and Security Agreement dated as of March 9, 2005, as previously amended (the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.            Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

“Borrowing Base” means at any time the lesser of:

(a)	The Maximum Line Amount; or

(b)          Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)           the product of the Accounts Advance Rate times Eligible Accounts, plus

(ii)          The lesser of (A) the product of the Inventory Advance Rate times Eligible Inventory or (B) the Inventory Sublimit, less

(iii)	The Foreign Accounts Deductible Reserve, less
(iv)	The Distributor Pipeline Reserve, less
(v)	The Borrowing Base Reserve, less
(vi)	The Wells Fargo Bank Obligations Reserve.

“Inventory Advance Rate” during a given period means the rate set forth in the table below opposite such period:

Period	Inventory Advance Rate
Through October 30, 2005	60%
October 31, 2005 through November 6, 2005	55%
November 7, 2005 through November 13, 2005	50%
November 14, 2005 through November 20, 2005	45%
November 21, 2005 through November 27, 2005	40%
November 28, 2005 through December 4, 2005	35%

December 5, 2005 through December 11, 2005	30%
December 12, 2005 and thereafter	25%

               “Inventory Sublimit” during a given period means the amount set forth in the table below opposite such period:

Period	Inventory Sublimit
Through November 6, 2005	$1,500,000
November 7, 2005 through November 20, 2005	$1,300,000
November 21, 2005 through December 4, 2005	$1,100,000
December 5, 2005 and thereafter	$750,000

2.            No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3.            Waiver of Default. The Borrower is in default of Sections 6.2(a) and 6.2(b) of the Credit Agreement as of September 30, 2005 (the “Existing Default”). Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

4.            Lender Consents. The Borrower has requested that the Lender consent to the following actions otherwise prohibited by the Credit Agreement, and the Lender agrees to do so on the terms and conditions set forth herein:

(a)          Borrower’s incurrence of up to $11,000,000 of new subordinated indebtedness to a group of investors led by Meritage Private Equity Fund, L.P., which indebtedness shall mature no earlier than September 30, 2010. Interest on the indebtedness shall be payable only in common stock of the Borrower payable currently, or in cash payments that are deferred until maturity. The Borrower may grant a subordinated security interest in all of its personal property to secure such indebtedness.

(b)          Borrower’s incurrence of up to $7,000,000 of new subordinated indebtedness to Imation Corp. Up to $2,000,000 of the indebtedness shall mature no earlier than December 31, 2006, and the remainder shall bear interest only until December 31, 2007, with principal payable quarterly thereafter on a 24-month amortization schedule. The indebtedness shall bear interest at an annual rate no greater than 10%. The Borrower may grant a subordinated security interest in all of its personal property to Imation to secure this indebtedness, but such security interest shall not secure any of the Borrower’s other indebtedness to Imation.

5.            Amendment Fee. The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $10,000 in consideration of the Lender’s execution and delivery of this Amendment.

6.            Conditions Precedent. This Amendment, including the waiver set forth in paragraph 3 hereof and the consents set forth in paragraph 4 hereof, shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)          An Intercreditor and Subordination Agreement executed by each of the holders of the indebtedness described in paragraph 4.

(b)          The Acknowledgment and Agreement of Guarantor set forth at the end of this Amendment, duly executed by the Guarantor.

(c)          A Certificate of the Secretary of the Borrower certifying as to the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment.

(d)	Payment of the fee described in paragraph 5.
(e)	Such other matters as the Lender may require.

7.            Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)          The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)          The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)          All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

8.            No Other Waiver. Except as set forth in paragraph 3 hereof, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

9.            Release. The Borrower, and the Guarantor by signing the Acknowledgment and Agreement of Guarantor set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

10.          Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under paragraph 5 hereof.

11.          Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION By ___________________________________ Aida Sunglao-Canlas, Vice President	EXABYTE CORPORATION By _________________________________ Carroll Wallace, Chief Financial Officer

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned, a guarantor of the indebtedness of Exabyte Corporation (the “Borrower”) to Wells Fargo Bank, National Association (the “Lender”), as successor in interest to Wells Fargo Business Credit, Inc., pursuant to a Guaranty dated as of March 9, 2005 (the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in paragraph 9 of the Amendment) and execution thereof; (iii) reaffirms its obligations to the Lender pursuant to the terms of its Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower’s present and future indebtedness to the Lender.

ECRIX CORPORATION

By ___________________________________

Its __________________________________